As  filed  with  the Securities and Exchange Commission on November 10, 1998.

                                                    Registration   No.  333-




                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.   20549

                                     __________

                                      FORM S-8

                                REGISTRATION STATEMENT
                                       under
                               THE SECURITIES ACT OF 1933



                                     __________
                      INTERNATIONAL SHIPHOLDING CORPORATION
                  (Exact name of registrant as specified in its charter)

DELAWARE                                                   36-2989662
(State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                        Identification No.)

                                   650 POYDRAS STREET
                              NEW ORLEANS, LOUISIANA 70130
                            (Address, including zip code, of
                        registrant's principal executive offices)

               INTERNATIONAL SHIPHOLDING CORPORATION STOCK INCENTIVE PLAN
                                (Full title of the plan)

                                     __________

                                 GARY L. FERGUSON
                     VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                       INTERNATIONAL SHIPHOLDING CORPORATION
                                 650 POYDRAS STREET
                            NEW ORLEANS, LOUISIANA 70130
                                  (504) 529-5461
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                                     Copy to:

                               MARGARET F. MURPHY
        JONES,  WALKER,  WAECHTER,  POITEVENT,  CARRERE & DENEGRE, L.L.P.
                              201 ST. CHARLES AVENUE
                        NEW ORLEANS, LOUISIANA 70170-5100

                        CALCULATION OF REGISTRATION FEE


                                Amount                Proposed maximum    Proposed maximum    Amount of
Title of securities             to be                 offering price        aggregate         registration
to be registered                registered{(1)}         per unit          offering price         fee
Common Stock
($1.00 par value per share)     475,000 shares        $17.1875{(2)}      $ 8,164,062.50{(2)}   $ 2,269.61{(2)}
                                175,000 shares        $15.7188             2,750,790.00            764.72{(3)}
                                --------------                             -----------------     -------------
Total Common Stock .........    650,000 shares                           $ 10,914,852.50       $ 3,034.33

{(1)}Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
{(2)}Computed in accordance  with  Rule  457(h)(1) under the Securities Act of
     1933, based on the price at which outstanding options may be exercised. {(3)}Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on The New York Stock Exchange on November 5, 1998.

                              PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have been filed by International Shipholding Corporation (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

     (a) The Company's annual report on Form 10-K for the year ended December 31, 1997;

     (b) The Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     (c)  The  Company's   current  report  on  Form  8-K  filed  with  the
Commission on February 12, 1998;

     (d) All other reports filed by the Company with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934 since December 31, 1997; and

     (e) The description of the Company's Common Stock included in Amendment No. 1 to the Company's Registration Statement on Form 8-A/A filed with the Commission on October 19, 1998.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or serves or served in these capacities for another enterprise, if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Article VI of the Company's Restated Certificate of Incorporation provides that the Board of Directors is expressly authorized to provide indemnification to the full extent permitted by Delaware law.

     In addition, Article II, Section 7 of the Company's By-laws provides as follows:

     (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the company or any of its subsidiaries (including nominees and designees who have not yet taken office) or is or was serving at the request of the Company (including any person who has not been duly elected or appointed) as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (the "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law ("GCL"), as presently existing or as it may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the GCL permitted the Company to provide prior to such amendment), against any and all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, amounts paid in connection with any arbitration or investigation and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Indemnitee's rights hereunder shall be contract rights and shall include the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such proceeding, shall be made only upon delivery to the Company of an undertaking in a form satisfactory to counsel for the Company, by or on behalf of such Indemnitee, to repay all amounts so advanced if it should be ultimately determined that such Indemnitee is not entitled to be indemnified under this provision or otherwise. For purposes of this provision on the term Company shall include any resulting or constituent entities.

     (b) Nonexclusivity of Rights. The rights conferred herein on any person shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, contract or other agreement, vote of stockholders or disinterested directors or otherwise.

     (c) Insurance. The Company may maintain at its expense, to protect itself and any such director (including nominees and designees who have not yet taken office), officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the GCL.

     Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result thereof, which may be brought against them by reason of their being or having been directors and officers.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

     5    Opinion  of  Jones, Walker,  Waechter,  Poitevent,  Carrere  &
          Denegre, L.L.P.

     23.1 Consent of Arthur Andersen LLP

     23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).

ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on October 21, 1998.

                                          International Shipholding Corporation

                                          By: /s/ Erik F. Johnsen
                                             ----------------------
                                                  Erik F. Johnsen
                                                  President

                           POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Erik F. Johnsen and Gary L. Ferguson, and either of them acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                          TITLE                      DATE

/s/ Niels W. Johnsen
--------------------         Chairman of the Board      October 21, 1998
Niels W. Johnsen

/s/ Erik F. Johnsen
-------------------          President and Director     October 21, 1998
Erik F. Johnsen

/s/ Niels M. Johnsen
--------------------         Executive Vice President   October 21, 1998
Niels M. Johnsen                    and Director

/s/ Erik L. Johnsen
--------------------         Executive Vice President   October 21, 1998
Erik L. Johnsen                     and Director

/s/ Harold S. Grehan, Jr.
-------------------------          Vice President       October 21, 1998
Harold S. Grehan, Jr.               and Director

/s/ Gary L. Ferguson
--------------------          Vice President and        October 21, 1998
Gary L. Ferguson            Chief Financial Officer

/s/ Laurence Eustis
-------------------                  Director           October 21, 1998
Laurance Eustis

/s/ Raymond V. O'Brien
---------------------                Director           October 21, 1998
Raymond V. O'Brien

/s/ Edwin Lupberger
-------------------                  Director           October 21, 1998
Edwin Lupberger

/s/ Edward K. Trowbridge
------------------------             Director           October 21, 1998
Edward K. Trowbridge